EXHIBIT 99.1

Eagle Bancorp Montana Earns $4.7 Million, or $0.73 per Diluted Share, in Third Quarter of 2021; Declares Quarterly Cash Dividend of $0.125 per Share

HELENA, Mont., Oct. 26, 2021 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the third quarter of 2021 of $4.7 million, or $0.73 per diluted share, compared to $6.4 million, or $0.94 per diluted share, in the third quarter a year ago, and $2.7 million, or $0.39 per diluted share, in the preceding quarter. In the first nine months of 2021, net income was $12.7 million, or $1.89 per diluted share, compared to $16.0 million, or $2.35 per diluted share, in the first nine months of 2020.

Eagle’s board of directors declared a quarterly cash dividend of $0.125 per share on October 21, 2021. The dividend will be payable December 3, 2021 to shareholders of record November 12, 2021. The current annualized dividend yield is 2.25% based on recent market prices.

“We reported strong third quarter earnings, fueled by net interest income growth, higher loan production, strong quarterly deposit growth and an expanding net interest margin,” said Peter J. Johnson, President and CEO. “In addition to generating solid organic operating results, we are confident that our recently announced proposed merger of First Community Bancorp, Inc., and its subsidiary, First Community Bank (‘First Community’), will provide tremendous opportunities to continue generating strong revenue growth post closing of the transaction. First Community is an experienced agriculture and commercial lender with a 130-year operating history in Montana and deep roots in the communities it serves. This transaction will expand our presence across the state of Montana and build on our reputation as an experienced and preferred agricultural lender across the state. We expect this merger, like our earlier three acquisitions, will result in significant benefits to our expanding group of clients, communities, employees and shareholders.”

On October 1, 2021 Eagle announced that it had reached an agreement to acquire First Community Bancorp, Inc. and its subsidiary, First Community Bank. The acquisition of $374 million of First Community assets will further solidify Eagle’s position as the fourth largest Montana-based bank with over $1.7 billion in pro forma assets and add $307 million in deposits and $220 million in gross loans, based on June 30, 2021 information. Headquartered in Glasgow, Montana, First Community is the largest bank headquartered in Northeast Montana, and currently operates nine branches and two mortgage loan production offices, including commercial-focused branches in Helena and Three Forks (Gallatin County). Upon completion of the acquisition, Opportunity Bank of Montana will have 32 retail branches in key commercial and agricultural markets across Montana. The deal is expected to close during the fourth quarter of 2021. This transaction is subject to the approvals of bank regulatory agencies, the shareholders of Eagle and First Community and other customary closing conditions.

Third Quarter 2021 Highlights (at or for the three-month period ended September 30, 2021, except where noted)

  Net income of $4.7 million, or $0.73 per diluted share, in the third quarter of 2021, compared to $6.4 million, or $0.94 per diluted share, in the third quarter a year ago, and $2.7 million, or $0.39 per diluted share, in the preceding quarter.
  Annualized return on average assets was 1.37%, and annualized return on average equity was 12.09%.
  Net interest margin (“NIM”) was 3.87% in the third quarter of 2021, compared to 3.81% in the preceding quarter, and 3.83% in the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $25.4 million in the third quarter of 2021, compared to $22.6 million in the preceding quarter and $25.7 million in the third quarter a year ago.
  Purchase discount on loans from the Western Bank of Wolf Point portfolio was $1.2 million at January 1, 2020, of which $457,000 remained as of September 30, 2021.
  Remaining purchase discount on loans from acquisitions prior to 2020 totaled $712,000 as of September 30, 2021.
  The accretion of the loan purchase discount into loan interest income from the Western Bank of Wolf Point, and previous acquisitions was $94,000 in the third quarter of 2021, compared to interest accretion on purchased loans from acquisitions of $125,000 in the preceding quarter.
  The allowance for loan losses represented 156.3% of nonperforming loans at September 30, 2021, compared to 151.0% a year earlier.
  Total loans increased 4.3% to $884.9 million at September 30, 2021, compared to $848.5 million a year earlier and increased 1.3% compared to $873.9 million in the previous quarter.
  Total deposits increased 19.7% to $1.19 billion at September 30, 2021, from $998.3 million a year ago and increased 4.3% compared to $1.15 billion in the previous quarter.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 9.67% at September 30, 2021.
  Paid a quarterly cash dividend of $0.125 per share on September 3, 2021 to shareholders of record August 13, 2021.

COVID-19 Preparations as of September 30, 2021:

  Industry Exposure: Eagle’s exposure, as a percentage of total loans, to some of the industries with business revenues dramatically impacted by the pandemic includes hotels and lodging (5.39%), health care and social assistance (3.84%), bars and restaurants (2.80%), casinos (0.85%), and nursing homes (0.45%).
  Loan Accommodations: The Bank has offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of September 30, 2021, remaining loan modifications for five nonresidential borrowers represented $98,000 in loans or 0.01% of total loans, compared to 28 borrowers, representing $17.5 million or 2.00% of total loans, three months earlier. Approximately 99.92% of loans originally modified, or 310 borrowers, are now performing according to adapted loan agreements. The Montana Board of Investments (“MBOI”) offered 12-months of interest payment assistance to qualified borrowers. The Bank qualified approximately 32 borrowers for the MBOI program representing $27.3 million in loans, of which all have aged out of the program as of September 30, 2021. There are 11 forbearances remaining for residential mortgage loans, of which all are sold and serviced as of September 30, 2021. Utilization of credit lines were 76.4% at the end of the third quarter, compared to 80.2% at the end of the previous quarter, which has declined slightly compared to historical usage rates.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): During the second and third quarters of 2020, Eagle helped 764 borrowers receive $45.7 million in SBA PPP loans. As of September 30, 2021, Eagle had received forgiveness from the SBA for 748 loans, representing over $45.2 million now paid in full. The remaining 16 PPP loans from the first round represent $496,000.

On December 27, 2020, additional COVID-19 stimulus relief was signed into law that allocated for another round of PPP lending. During the first and second quarters of 2021, Eagle supported 646 borrowers in receiving $19.5 million in second round PPP loans. As of September 30, 2021, Eagle had received forgiveness from the SBA for 389 loans, representing $11.3 million now paid in full. The remaining 257 PPP loans from the second round represent $8.2 million.

Approximately $701,000 of the income recognized during the third quarter of 2021 was related to recognizing origination fees for PPP loan payoffs or forgiveness, compared to $471,000 of income recognized during the second quarter of 2021.

Balance Sheet Results
Eagle’s total assets increased 12.1% to $1.41 billion at September 30, 2021, compared to $1.26 billion a year ago, and increased 3.5% from $1.36 billion three months earlier.

Strong CRE and commercial construction activity more than offset PPP loan forgiveness, causing the loan portfolio to grow approximately 4.3% compared to a year ago and grow approximately 1.3% from the previous quarter. PPP loan forgiveness in the third quarter of 2021 was $11.2 million.

Eagle originated $265.0 million in new residential mortgages during the quarter and sold $270.8 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 4.25%. This production compares to residential mortgage originations of $302.4 million in the preceding quarter with sales of $292.1 million.

Commercial real estate loans increased 23.2% to $380.1 million at September 30, 2021, compared to $308.5 million a year earlier. Agricultural and farmland loans decreased 7.0% to $118.5 million at September 30, 2021, compared to $127.4 million a year earlier. Residential mortgage loans decreased 9.6% to $99.4 million, compared to $110.0 million a year earlier. Commercial loans decreased 22.5% to $95.6 million, compared to $123.3 million a year ago, reflecting SBA PPP loan forgiveness. Commercial construction and development loans increased 37.1% to $78.1 million, home equity loans decreased 13.8% to $53.0 million, residential construction loans increased 1.5% to $43.5 million, and consumer loans decreased 8.5% to $18.9 million, compared to a year ago.

Total deposits increased 19.7% to $1.19 billion at September 30, 2021, compared to $998.3 million at September 30, 2020, and increased 4.3% compared to $1.15 billion at June 30, 2021. Federal programs such as the PPP, stimulus checks and increased weekly unemployment benefits have boosted deposit balances. Noninterest-bearing checking accounts represented 30.7%, interest-bearing checking accounts represented 16.6%, savings accounts represented 17.9%, money market accounts comprised 21.9% and time certificates of deposit made up 12.9% of the total deposit portfolio, at September 30, 2021.

Shareholders’ equity increased 6.2% to $156.5 million at September 30, 2021, compared to $147.4 million a year earlier and increased 2.5% compared to $152.7 million three months earlier. Tangible book value improved to $19.74 per share, at September 30, 2021, compared to $18.36 per share a year earlier and $19.17 per share three months earlier.

Operating Results
“Loan growth, combined with acceleration of deferred fees due to PPP loan forgiveness, offset lower yields on other interest earning assets and helped our net interest margin expand six basis points during the quarter,” said Johnson. Eagle’s NIM was 3.87% in the third quarter of 2021, compared to 3.81% in the preceding quarter, and 3.83% in the third quarter a year ago. The interest accretion on purchased loans totaled $94,000 and resulted in a three basis-point increase in the NIM during the third quarter, compared to $125,000 and a four basis-point increase in the NIM during the preceding quarter. The investment securities portfolio increased to $240.0 million at September 30, 2021, compared to $234.0 million at June 30, 2021, and $165.4 million at September 30, 2020. Average yields on earning assets for the third quarter decreased to 4.12% from 4.39% a year ago. For the first nine months of 2021, the NIM was 3.88%, compared to 3.91% for the first nine months of 2020.

Eagle’s third quarter revenues increased 12.2% to $25.4 million, compared to $22.6 million in the preceding quarter and decreased modestly compared to $25.7 million in the third quarter a year ago. In the first nine months of 2021, revenues increased 5.7% to $72.5 million, compared to $68.7 million in the first nine months of 2020.

Net interest income, before the loan loss provision, increased 6.2% to $12.0 million in the third quarter, compared to $11.3 million in the second quarter of 2021, and increased 11.6% compared to $10.8 million in the third quarter of 2020. Year-to-date, net interest income increased 8.9% to $34.5 million, compared to $31.7 million in the same period one year earlier.

Total noninterest income increased 18.1% to $13.4 million in the third quarter of 2021, compared to $11.3 million in the preceding quarter, and decreased 10.8% compared to $15.0 million in the third quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $11.7 million in the third quarter of 2021, compared to $9.9 million in the preceding quarter and $13.3 million in the third quarter a year ago. In the first nine months of 2021, noninterest income increased 2.9% to $38.1 million, compared to $37.0 million in the first nine months of 2020. Net mortgage banking increased 5.6% to $33.4 million in the first nine months of 2021, compared to $31.6 million in the first nine months of 2020.

Eagle’s third quarter noninterest expenses were $18.8 million, compared to $19.0 million in the preceding quarter and $16.3 million in the third quarter a year ago. In the first nine months of 2021, noninterest expense increased to $55.1 million, compared to $44.3 million in the first nine months of 2020. The increase is largely attributable to an increase in salary, commissions and employee benefits and processing expenses for PPP loans.

For the third quarter of 2021, the income tax provision totaled $1.6 million, for an effective tax rate of 25.0%, compared to $893,000 in the preceding quarter, and $2.2 million in the third quarter of 2020.

Credit Quality
The loan loss provision was $255,000 in the third quarter of 2021, compared to $22,000 in the preceding quarter and $854,000 in the third quarter a year ago. The allowance for loan losses represented 156.3% of nonperforming loans at September 30, 2021, compared to 135.6% three months earlier and 151.0% a year earlier. Local economies continue to rebound and loan quality has remained strong despite the impact of the COVID-19 pandemic. Nonperforming loans were $7.8 million at September 30, 2021, compared to $8.8 million at June 30, 2021, and $7.5 million a year earlier.

Eagle had $117,000 in other real estate owned (“OREO”) and other repossessed assets on its books at September 30, 2021. This compares to $6,000 in OREO at June 30, 2021, and $25,000 at September 30, 2020.

Net loan recoveries totaled $45,000 in the third quarter of 2021, compared to net loan charge-offs of $22,000 in the preceding quarter and net loan charge-offs of $55,000 in the third quarter a year ago. The allowance for loan losses was $12.2 million, or 1.38% of total loans, at September 30, 2021, compared to $11.9 million, or 1.36% of total loans, at June 30, 2021, and $11.3 million, or 1.33% of total loans, a year ago.

Capital Management
Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.67% as of September 30, 2021 (shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

Recent Events
During the second quarter of 2021, the Company completed a modified “Dutch auction” tender offer (the “Tender Offer”). The Company accepted for purchase 250,000 shares of its common stock at a price of $24.00 per share. The aggregate purchase price for the shares purchased in the Tender Offer was approximately $6,279,000, including fees and expenses relating to the Tender Offer. Therefore, the total price including fees and expenses was $25.12 per share.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as “believe,” “will,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, including the proposed transaction with First Community, growth and operating strategies; statements regarding the current global COVID-19 pandemic; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to the efficiency of the vaccine rollout, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration.

In addition, future factors related to the proposed transaction between Eagle and First Community, include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Eagle and First Community; the outcome of any legal proceedings that may be instituted against Eagle or First Community; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of Eagle; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Eagle and First Community do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Eagle’s and First Community’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; and other factors that may affect future results of Eagle and First Community; the business, economic and political conditions in the markets in which the parties operate; the risk that the proposed combination and its announcement could have an adverse effect on either or both parties’ ability to retain customers and retain or hire key personnel and maintain relationships with customers; the risk that the proposed combination may be more difficult or time-consuming than anticipated, including in areas such as sales force, cost containment, asset realization, systems integration and other key strategies; revenues following the proposed combination may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transactions; the unforeseen risks relating to liabilities of Eagle or First Community that may exist; and uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on First Community, Eagle and the proposed combination.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Important Additional Information and Where to Find It; Participants in the Solicitation
In connection with the proposed transaction with Eagle and First Community, this communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Eagle will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement of Eagle and First Community and a prospectus of Eagle, and Eagle will file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Eagle and First Community in advance of their respective shareholder meetings. Before making any voting decisions, investors and security holders of Eagle and First Community are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available), and other documents filed with the SEC by Eagle through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with or furnished to the SEC by Eagle will be available free of charge on Eagle’s internet website at www.opportunitybank.com, or by contacting Eagle. The contents of the Eagle website is not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Eagle, First Community, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Eagle is set forth in its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 10, 2021 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	September 30,	June 30,	September 30,
	2021	2021	2020

Assets:
Cash and due from banks	$16,320	$19,013	$19,879
Interest bearing deposits in banks	71,609	36,869	7,672
Federal funds sold	7,011	2,790	45,260
Total cash and cash equivalents	94,940	58,672	72,811
Securities available-for-sale	240,033	233,992	165,353
Federal Home Loan Bank (“FHLB”) stock	1,702	1,874	2,817
Federal Reserve Bank (“FRB”) stock	2,974	2,974	2,974
Mortgage loans held-for-sale, at fair value	42,059	56,826	41,484
Loans:
Real estate loans:
Residential 1-4 family	99,447	101,418	110,021
Residential 1-4 family construction	43,474	40,203	42,814
Commercial real estate	380,071	368,327	308,485
Commercial construction and development	78,058	63,501	56,927
Farmland	64,824	66,070	67,061
Other loans:
Home equity	52,990	55,739	61,460
Consumer	18,940	18,859	20,694
Commercial	95,554	107,850	123,303
Agricultural	53,645	54,632	60,308
Unearned loan fees	(2,098)	(2,669)	(2,595)
Total loans	884,905	873,930	848,478
Allowance for loan losses	(12,200)	(11,900)	(11,300)
Net loans	872,705	862,030	837,178
Accrued interest and dividends receivable	6,218	5,732	6,615
Mortgage servicing rights, net	12,941	12,128	9,518
Premises and equipment, net	66,537	65,627	54,450
Cash surrender value of life insurance, net	36,265	28,084	27,064
Goodwill	20,798	20,798	20,798
Core deposit intangible, net	1,919	2,061	2,505
Other assets	7,832	8,557	11,461
Total assets	$1,406,923	$1,359,355	$1,255,028

Liabilities:
Deposit accounts:
Noninterest bearing	367,127	349,017	295,058
Interest bearing	827,422	796,585	703,272
Total deposits	1,194,549	1,145,602	998,330
Accrued expenses and other liabilities	21,001	21,879	19,786
FHLB advances and other borrowings	5,000	9,300	59,777
Other long-term debt, net	29,850	29,830	29,772
Total liabilities	1,250,400	1,206,611	1,107,665

Shareholders’ Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833 shares issued; 6,776,703, 6,776,703, and 6,756,107 shares outstanding at September 30, 2021, June 30, 2021 and
September 30, 2020, respectively)	71	71	71
Additional paid-in capital	80,957	80,820	77,612
Unallocated common stock held by Employee Stock Ownership Plan	(5,883)	(6,061)	(185)
Treasury stock, at cost (334,130, 334,130 and 354,726 shares at
September 30, 2021, June 30, 2021 and September 30, 2020, respectively)	(7,631)	(7,631)	(4,630)
Retained earnings	84,505	80,607	69,478
Accumulated other comprehensive income, net of tax	4,504	4,938	5,017
Total shareholders’ equity	156,523	152,744	147,363
Total liabilities and shareholders’ equity	$1,406,923	$1,359,355	$1,255,028

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$11,619	$11,012	$11,340	$33,660	$33,832
Securities available-for-sale	1,094	1,018	874	2,989	2,853
FRB and FHLB dividends	62	63	95	194	284
Other interest income	32	32	30	90	134
Total interest and dividend income	12,807	12,125	12,339	36,933	37,103
Interest expense:
Interest expense on deposits	350	366	779	1,118	3,063
FHLB advances and other borrowings	37	45	261	152	1,066
Other long-term debt	389	389	521	1,168	1,296
Total interest expense	776	800	1,561	2,438	5,425
Net interest income	12,031	11,325	10,778	34,495	31,678
Loan loss provision	255	22	854	576	2,751
Net interest income after loan loss provision	11,776	11,303	9,924	33,919	28,927

Noninterest income:
Service charges on deposit accounts	318	293	282	884	814
Mortgage banking, net	11,665	9,932	13,305	33,360	31,596
Interchange and ATM fees	570	494	407	1,489	1,123
Appreciation in cash surrender value of life insurance	181	173	160	512	480
Net gain on sale of available-for-sale securities	11	-	-	11	1,068
Other noninterest income	608	416	817	1,798	1,892
Total noninterest income	13,353	11,308	14,971	38,054	36,973

Noninterest expense:
Salaries and employee benefits	12,262	12,745	11,325	37,093	28,274
Occupancy and equipment expense	1,665	1,651	1,280	4,746	3,677
Data processing	1,171	1,198	1,168	3,666	3,507
Advertising	326	251	208	850	624
Amortization	144	143	165	431	495
Loan costs	654	750	566	2,126	1,211
FDIC insurance premiums	81	81	75	243	147
Postage	93	114	76	302	260
Professional and examination fees	790	328	389	1,400	1,081
Acquisition costs	35	-	-	35	157
Other noninterest expense	1,579	1,776	1,093	4,158	4,893
Total noninterest expense	18,800	19,037	16,345	55,050	44,326

Income before provision for income taxes	6,329	3,574	8,550	16,923	21,574
Provision for Income taxes	1,583	893	2,170	4,231	5,532
Net income	$4,746	$2,681	$6,380	$12,692	$16,042

Basic earnings per share	$0.73	$0.40	$0.94	$1.90	$2.36
Diluted earnings per share	$0.73	$0.39	$0.94	$1.89	$2.35

Basic weighted average shares outstanding	6,525,509	6,775,557	6,776,417	6,691,256	6,804,495

Diluted weighted average shares outstanding	6,544,044	6,794,900	6,813,739	6,709,376	6,833,929

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$11,503	$10,481	$11,101
Net change in fair value of loans held-for-sale and derivatives	(35)	(513)	2,243
Mortgage servicing income, net	197	(36)	(39)
Mortgage banking, net	$11,665	$9,932	$13,305

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$36,261		$24,432
Net change in fair value of loans held-for-sale and derivatives	(3,004)		7,320
Mortgage servicing income, net	103		(156)
Mortgage banking, net	$33,360		$31,596

Performance Ratios (For the quarter):
Return on average assets	1.37%	0.80%	2.05%
Return on average equity	12.09%	6.84%	17.77%
Net interest margin	3.87%	3.81%	3.83%
Core efficiency ratio*	73.36%	83.48%	62.84%

Performance Ratios (Year-to-date):
Return on average assets	1.27%		1.78%
Return on average equity	10.81%		15.51%
Net interest margin	3.88%		3.91%
Core efficiency ratio*	75.24%		63.62%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020

Nonaccrual loans	$5,657	$5,467	$5,600
Loans 90 days past due and still accruing	34	1,509	57
Restructured loans, net	2,116	1,803	1,825
Total nonperforming loans	7,807	8,779	7,482
Other real estate owned and other repossessed assets	117	6	25
Total nonperforming assets	$7,924	$8,785	$7,507

Nonperforming loans / portfolio loans	0.88%	1.00%	0.88%
Nonperforming assets / assets	0.56%	0.65%	0.60%
Allowance for loan losses / portfolio loans	1.38%	1.36%	1.33%
Allowance / nonperforming loans	156.27%	135.55%	151.03%
Gross loan charge-offs for the quarter	$4	$33	$82
Gross loan recoveries for the quarter	$49	$11	$27
Net loan (recoveries) charge-offs for the quarter	$(45)	$22	$55

	September 30,	June 30,	September 30,
	2021	2021	2020
Capital Data (At quarter end):
Tangible book value per share**	$19.74	$19.17	$18.36
Shares outstanding	6,776,703	6,776,703	6,756,107
Tangible common equity to tangible assets***	9.67%	9.72%	10.07%

Other Information:
Average total assets for the quarter	$1,382,186	$1,337,040	$1,244,918
Average total assets year-to-date	$1,331,988	$1,307,003	$1,203,719
Average earning assets for the quarter	$1,233,500	$1,192,513	$1,115,606
Average earning assets year-to-date	$1,188,014	$1,165,273	$1,079,527
Average loans for the quarter ****	$926,748	$899,644	$902,543
Average loans year-to-date ****	$905,478	$894,843	$870,114
Average equity for the quarter	$157,078	$156,800	$143,608
Average equity year-to-date	$156,616	$156,386	$137,880
Average deposits for the quarter	$1,163,979	$1,120,826	$971,043
Average deposits year-to-date	$1,113,109	$1,087,804	$931,043

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders’
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale.

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Calculation of Core Efficiency Ratio:
Noninterest expense	$18,800	$19,037	$16,345	$55,050	$44,326
Acquisition costs	(35)	-	-	(35)	(157)
Intangible asset amortization	(144)	(143)	(165)	(431)	(495)
Core efficiency ratio numerator	18,621	18,894	16,180	54,584	43,674

Net interest income	12,031	11,325	10,778	34,495	31,678
Noninterest income	13,353	11,308	14,971	38,054	36,973
Core efficiency ratio denominator	25,384	22,633	25,749	72,549	68,651

Core efficiency ratio (non-GAAP)	73.36%	83.48%	62.84%	75.24%	63.62%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2021	2021	2020
Tangible Book Value:
Shareholders’ equity	$156,523	$152,744	$147,363
Goodwill and core deposit intangible, net	(22,717)	(22,859)	(23,303)
Tangible common shareholders’ equity (non-GAAP)	$133,806	$129,885	$124,060

Common shares outstanding at end of period	6,776,703	6,776,703	6,756,107

Common shareholders’ equity (book value) per share (GAAP)	$23.10	$22.54	$21.81

Tangible common shareholders’ equity (tangible book value)
per share (non-GAAP)	$19.74	$19.17	$18.36

Tangible Assets:
Total assets	$1,406,923	$1,359,355	$1,255,028
Goodwill and core deposit intangible, net	(22,717)	(22,859)	(23,303)
Tangible assets (non-GAAP)	$1,384,206	$1,336,496	$1,231,725

Tangible common shareholders’ equity to tangible assets
(non-GAAP)	9.67%	9.72%	10.07%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Net interest income after loan loss provision	$11,776	$11,303	$9,924	$33,919	$28,927
Noninterest income	13,353	11,308	14,971	38,054	36,973

Noninterest expense	18,800	19,037	16,345	55,050	44,326
Acquisition costs	(35)	-	-	(35)	(157)
Noninterest expense, excluding acquisition costs (non-GAAP)	18,765	19,037	16,345	55,015	44,169

Income before income taxes	6,364	3,574	8,550	16,958	21,731
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	1,592	893	2,170	4,240	5,572
Net Income, excluding acquisition costs (non-GAAP)	$4,772	$2,681	$6,380	$12,718	$16,159

Diluted earnings per share (GAAP)	$0.73	$0.39	$0.94	$1.89	$2.35
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.73	$0.39	$0.94	$1.90	$2.36

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	September 30,	June 30,	September 30,
	2021	2021	2020
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$4,772	$2,681	$6,380
Average total assets quarter-to-date	$1,382,186	$1,337,040	$1,244,918
Return on average assets, excluding acquisition costs (non-GAAP)	1.38%	0.80%	2.05%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$12,718	$7,946	$16,159
Average total assets year-to-date	$1,331,988	$1,307,003	$1,203,719
Return on average assets, excluding acquisition costs (non-GAAP)	1.27%	1.22%	1.79%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007